Financial Institutions, Inc. Announces Quarterly Cash Dividend

WARSAW, N.Y., August 19, 2024 — Financial Institutions, Inc. (NASDAQ: FISI) (the “Company”), parent company of Five Star Bank and Courier Capital, LLC, announced today that its Board of Directors has approved a quarterly cash dividend of $0.30 per outstanding common share.

The Company also announced dividends of $0.75 per share on its Series A 3% preferred stock and $2.12 per share on its Series B-1 8.48% preferred stock.

All dividends are payable October 2, 2024, to shareholders of record on September 13, 2024.

About Financial Institutions, Inc.
Financial Institutions, Inc. (NASDAQ: FISI) is an innovative financial holding company with approximately $6.1 billion in assets offering banking and wealth management products and services. Its Five Star Bank subsidiary provides consumer and commercial banking and lending services to individuals, municipalities and businesses through banking locations spanning Western and Central New York and a commercial loan production office serving the Mid-Atlantic region. Courier Capital, LLC offers customized investment management, financial planning and consulting services to individuals and families, businesses, institutions, non-profits and retirement plans. Learn more at Five-StarBank.com and FISI-Investors.com.

For additional information contact:

Kate Croft

Director of Investor and External Relations

(716) 817-5159

klcroft@five-starbank.com